EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 1, 2019, with respect to the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of Hanmi Financial Corporation and subsidiaries for the year ended December 31, 2018 and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Los Angeles, California
July 23, 2021